Exhibit 99.7

American Midstream Partners, LP and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Financial Statements

Introduction

The unaudited pro forma condensed consolidated financial statements show the impact of the following transaction on American Midstream Partners, LP's condensed consolidated statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016. References to "we", "us" or "our" refer to American Midstream Partners, LP and its consolidated subsidiaries (the "Partnership").

Delta House Acquisition

On September 29, 2017, the Partnership completed the $125.4 million cash purchase of an additional 15.5% equity interest in Delta House FPS LLC and Delta House Oil and Gas Lateral LLC, which collectively own the Delta House floating production system and related pipeline infrastructure ("Delta House"), a fee-based, semi-submersible floating production and processing system, from affiliates of ArcLight Capital Partners, LLC, (“ArcLight”), which controls the general partner of the Partnership. With the Delta House acquisition, the Partnership and ArcLight directly and indirectly owned a 35.7% and 23.3% equity interest in Delta House, respectively.

Delta House is operated by LLOG Exploration Offshore, LLC and is in the Mississippi Canyon region of the deep-water Gulf of Mexico, with processing capacity of 100,000 barrels of oil per day (Bbl/d) and 240 million cubic feet of gas per day (MMcf/d). Cash flows for Delta House are supported by a 100 percent, volumetric-tiered fee-based tariff structure with ship-or-pay components and life-of-lease dedications. The tiered-fee structure of Delta House incentivizes front-end loaded volumes from producer customers, with production supported by tolling agreements with various producers, backed by three drilling rigs committed to offshore fields dedicated to the platform. The purchase of additional Delta House interests is immediately accretive to Adjusted EBITDA and distributable cash flow and solidifies the Partnership’s strategy of building a deep-water super-system in the Mississippi Canyon region in the Gulf of Mexico through a portfolio of interconnected, complementary assets with predictable cash flow. Tie-back inventory into Delta House, including individual wells and prospects remains strong as anchor producers announced several developments available for tie-in through 2018 and 2019. The Partnership expects Delta House to operate near peak capacity for the next several years. Delta House commenced operations in April 2015 and currently has twelve active wells.

The Partnership's acquisition of the additional 15.5% interest in Delta House was partially funded with proceeds from the September 1, 2017 sale of the Partnership’s propane marketing services business and borrowings under the senior secured revolving credit facility. The Partnership receives its proportionate share of the Delta House quarterly cash distributions. The Delta House FPS LLC and Delta House Oil and Gas Lateral LLC limited liability company agreements state that within thirty days following the end of a fiscal quarter, beginning after commercial production, 100% of available cash shall be distributed. The distributions will be calculated in accordance with the Delta House LLC Agreements definitions of available cash, as well as the hierarchy of the ownership interests.

Pro Forma Adjustments

The accompanying unaudited pro forma condensed consolidated financial statements present the impact of the transaction on our results of operations. The Partnership accounted for its acquisition of this additional 15.5% equity interest under the equity method of accounting. The criteria for consolidation, either by the Variable Interest Entity ("VIE") method or the Voting Interest method were not met post-acquisition. The investment has been recorded at ArcLight's carrying value as of the closing date, as the Partnership's acquisition represents a transaction between entities under common control, with the difference between the carrying value and the purchase price recorded as a distribution to the General Partner. The unaudited pro forma condensed consolidated statements of operations may not be indicative of the distributions to be made to the owners of Delta House nor are they indicative of the future distributions due to the Partnership.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016, are based upon the historical unaudited and audited consolidated financial statements of the Partnership and Delta House.

The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2017 and year ended December 31, 2016 have been prepared as if the transaction had occurred on January 1, 2016. The unaudited pro forma condensed consolidated statements of operations have been prepared based on the assumption that the Partnership will continue to

Exhibit 99.7

be treated as a partnership for U.S. federal and state income tax purposes and therefore will not be subject to U.S. federal income taxes or state income taxes, except for Texas franchise tax and the Partnership's subsidiary, Blackwater Midstream Corporation. The unaudited pro forma condensed consolidated statements of operations have also been prepared based on certain pro forma adjustments, as described in Note 2 - Pro Forma Adjustments.

The following unaudited pro forma condensed consolidated financial statements are qualified in their entirety by reference to, and should be read in conjunction with, such historical financial statements and related notes contained in those reports: (i) the Partnership's unaudited historical condensed consolidated financial statements set forth in its Quarterly Report on Form 10-Q as of and for the three and nine months ended September 30, 2017, as filed with the Securities and Exchange Commission ("SEC") on November 9, 2017; (ii) the Partnership's audited recast historical consolidated financial statements set forth in its Current Report on Form 8-K dated December 6, 2017 ("Form 8-K Recast"), (iii) Delta House's unaudited historical financial statements for the nine months ended September 30, 2017 not included herein and (iv) Delta House's audited historical financial statements for the year ended December 31, 2016 set forth as Exhibit 99.2 and 99.3 to the Annual Report on Form 10-K of American Midstream Partners, LP and Subsidiaries, as filed with the SEC on March 28, 2017.

The pro forma adjustments reflected in the unaudited pro forma financial statements are based upon currently available information and certain assumptions and estimates; therefore, the actual effects of these transactions differ from the pro forma adjustments. However, the Partnership's management considers the applied estimates and assumptions to provide a reasonable basis for the presentation of the significant effects of certain transactions that are expected to have a continuing impact on the Partnership. In addition, the Partnership's management considers the pro forma adjustments to be factually supportable and to appropriately represent the expected impact of items that are directly attributable to the acquisition of the additional equity interest in Delta House by the Partnership.

The unaudited pro forma condensed consolidated statements of operations may not be indicative of the results that would have occurred if the Partnership had acquired the equity interest in Delta House on the dates indicated nor are they indicative of the future operating results of the Partnership.

American Midstream Partners, LP and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For The Nine Months ended September 30, 2017
(amounts in thousands, except per unit data)

	Partnership Historical	Acquisition Pro Forma Adjustments		Partnership Pro Forma

Revenues

Commodity sales	$372,049	$—		$372,049
Services	116,382	—		116,382
Loss on commodity derivatives, net	(33)	—		(33)
Total Revenue	488,398	—		488,398

Operating expenses:

Costs of sales	342,886	—		342,886
Direct operating expenses	56,819	—		56,819
Corporate expenses	84,570	—		84,570
Depreciation, amortization and accretion	78,834	—		78,834
Gain on sale of assets, net	(4,064)	—		(4,064)
Total operating expenses	559,045	—		559,045

Operating loss	(70,647)	—		(70,647)

Other income (expense):
Interest expense	(51,037)	(4,516)	(a)	(55,553)
Other income, net	32,248	—		32,248
Earnings in unconsolidated affiliates	49,781	27,360	(b)	77,141
Income (loss) from continuing operations before taxes	(39,655)	22,844		(16,811)
Income tax expense	(2,611)	—		(2,611)
Net income (loss) from continuing operations, net of tax	$(42,266)	$22,844		$(19,422)

Limited partners' net income (loss) per common unit:
Basic and diluted:
Loss from continuing operations	$(1.35)			$(0.92)

Weighted average number of common units outstanding:
Basic and diluted	52,021			52,021

American Midstream Partners, LP and Subsidiaries
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For The Year ended December 31, 2016
(amounts in thousands, except per unit data)

	Partnership Historical	Acquisition Pro Forma Adjustments		Partnership Pro Forma

Revenues

Commodity sales	$439,412	$—		$439,412
Services	151,231	—		151,231
Loss on commodity derivatives, net	(1,617)	—		(1,617)
Total Revenue	589,026	—		589,026

Operating expenses:

Costs of sales	393,351	—		393,351
Direct operating expenses	71,544	—		71,544
Corporate expenses	89,438	—		89,438
Depreciation, amortization and accretion	90,882	—		90,882
Loss on sale of assets, net	688	—		688
Loss on impairment of property, plant and equipment	697	—		697
Loss on impairment of goodwill	2,654	—		2,654
Total operating expenses	649,254	—		649,254

Operating income (loss)	(60,228)	—		(60,228)

Other income (expense):
Interest expense	(21,433)	(5,380)	(a)	(26,813)
Other income	254	—		254
Earnings in unconsolidated affiliates	40,158	32,846	(b)	73,004
Loss from continuing operations before taxes	(41,249)	27,466		(13,783)
Income tax expense	(2,580)	—		(2,580)
Net income (loss) from continuing operations, net of tax	$(43,829)	$27,466		$(16,363)

Limited partners' net loss per common unit:
Basic and diluted:
Loss from continuing operations	$(1.51)			$(0.98)

Weighted average number of common units outstanding:
Basic and diluted	51,176			51,176

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements of
American Midstream Partners, LP
1. Basis of presentation

The unaudited pro forma condensed consolidated financial statements are based upon the historical consolidated financial statements of the Partnership and the historical financial statements of Delta House, which consists of Delta House FPS LLC and Delta House Oil and Gas Lateral LLC.

The Partnership has utilized Delta House's audited historical financial statements and the Partnership's audited recast historical consolidated financial statements for the year ended December 31, 2016 filed on Current Report on Form 8-K, dated December 6, 2017, as well as their unaudited historical condensed consolidated financial statements for the nine months ended September 30, 2017.

The unaudited pro forma condensed consolidated financial statements present the impact of the acquisition of the additional 15.5% interest in Delta House, which was described in the introduction to the unaudited pro forma condensed consolidated financial statements, on the Partnership's results of operations for the periods presented.

2. Pro forma adjustments

The following adjustments for the Partnership have been prepared as if the transaction occurred on January 1, 2016 in the case of the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2017 and for the year ended December 31, 2016:

a. Reflects the inclusion of interest expense on the Partnership's additional hypothetical borrowings of $125.4 million under its revolving credit facility, which had a weighted average interest rate of 4.85% and 4.29%, for the nine months ended September 30, 2017 and the year ended December 31, 2016, respectively. A 0.125% change in the assumed interest rate would result in an adjustment to interest expense of $0.1 million for the nine months ended September 30, 2017 and $0.2 million for the year ended December 31, 2016.

b. Reflects the adjustment to recognize the Partnership's additional 15.5% share of Delta House's net income (loss) for the periods reported. The adjustment was calculated utilizing Delta House's historical financial statements.

3. Pro forma net income (loss) per Limited Partner unit

Net income (loss) is allocated to the limited partners' common units in accordance with their respective ownership percentages, after giving effect to declared distributions on Series A, C and D Preferred Units, declared general partner's distribution and general partner's share in undistributed loss. Basic and diluted income (loss) per limited partners' unit is calculated by dividing limited partners’ interest in net income (loss) by the weighted average number of limited partner units outstanding during the period.

We compute earnings per unit using the two-class method. The two-class method requires that securities that meet the definition of a participating security be considered for inclusion in the computation of basic earnings per unit. Under the two-class method, earnings per unit is calculated as if all of the earnings for the period were distributed under the terms of the partnership agreement, regardless of whether the general partner has discretion over the amount of distributions to be made in any particular period, whether those earnings would actually be distributed during a particular period from an economic or practical perspective, or whether the general partner has other legal or contractual limitations on its ability to pay distributions that would prevent it from distributing all of the earnings for a particular period.

The two-class method does not impact our overall net income (loss) or other financial results; however, in periods in which aggregate net income exceeds our aggregate distributions for such period, it will have the impact of reducing net income (loss) per limited partner unit. This result occurs as a larger portion of our aggregate earnings, as if distributed, is allocated to the incentive distribution rights of the general partner, even though we make distributions on the basis of available cash and not earnings. In periods in which our aggregate net income does not exceed our aggregate distributions for such period, the two-class method does not have any impact on our calculation of earnings per limited partner unit. We have no dilutive securities, therefore basic and diluted net income (loss) per unit are the same.